UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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GLOBECOMM SYSTEMS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

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GLOBECOMM SYSTEMS INC.

45 Oser Avenue
Hauppauge, New York 11788

Notice of Annual Meeting of Stockholders
November 17, 2011

The Annual Meeting of Stockholders of Globecomm Systems Inc. (the “Company”) will be held at the principal executive offices of the Company, 45 Oser Avenue, Hauppauge, New York 11788 on November 17,
2011, at 10:00 a.m. (Eastern Standard Time) (the “Annual Meeting”) for the following purposes:

(1)	To elect eight directors to serve until the next annual meeting or until their respective successors shall have been elected and qualified;

(2)	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of the Company for the fiscal year ending June 30, 2012;

(3)	To conduct an advisory (non-binding) vote on executive compensation;

(4)	To conduct an advisory (non-binding) vote on the frequency of holding an advisory (non-binding) vote on executive compensation; and

(5)	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only stockholders of record at the close of business on September 27, 2011 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting between the hours of 9:00 a.m. and 5:00 p.m. at the principal executive offices of the Company at the address above.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to stockholders via the Internet. We believe that the e-proxy process expedites stockholders’ receipt of proxy materials and lowers the cost and reduces the environmental impact of our Annual Meeting of stockholders. Accordingly, we have mailed to our stockholders of record and beneficial owners a Notice Regarding the Availability of Proxy Materials (the “Notice”) containing instructions on how to access the Proxy Statement and our Annual Report to Stockholders for the fiscal year ended June 30, 2011 (the “Annual Report”) via the Internet and how to vote online. This Notice also contains instructions on how you can receive a paper copy of the proxy materials. If you elect to receive a paper copy of our proxy materials, our Annual Report will be mailed to you along with the Proxy Statement.

The Notice is being mailed to our stockholders beginning on or about October 7, 2011. The attached Proxy Statement is being made available to our stockholders beginning on or about October 7, 2011.

Whether or not you expect to attend the Annual Meeting, your proxy vote is important to the Company. To vote your shares, you can use the Internet or call the toll-free number, in each case as described in the Notice, in the attached Proxy Statement and on your proxy card; or complete, sign and date your proxy card and return your proxy card by mail in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada.

By Order of the Board of Directors

Paul J. Johnson
Secretary

October 7, 2011

IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD
BE COMPLETED AND RETURNED PROMPTLY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 17, 2011: The Company’s Proxy Statement for the Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended June 30, 2011 are available at http://phx.corporate-ir.net/phoenix.zhtml?c=77373&p=proxy.

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GLOBECOMM SYSTEMS INC.

45 Oser Avenue
Hauppauge, New York 11788

PROXY STATEMENT
October 7, 2011

GENERAL INFORMATION

This proxy statement is furnished to stockholders of record of Globecomm Systems Inc. (the “Company,” “we,” “us” or “our”) as of September 27, 2011, in connection with the solicitation of proxies by the board of directors of the Company (the “Board of Directors”) for use at the Annual Meeting of Stockholders to be held at the principal executive offices of the Company at 45 Oser Avenue, Hauppauge, New York 11788 on November 17, 2011, at 10:00 a.m. (eastern standard time) (the “Annual Meeting”).

As permitted by the Securities and Exchange Commission rules, the Company is making this proxy statement and its annual report available to its stockholders electronically via the Internet. On October 7, 2011, we mailed to our stockholders of record and beneficial owners as of the close of business on September 27, 2011 a Notice Regarding the Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our Annual Report to Stockholders for the fiscal year ended June 30, 2011 (the “Annual Report”), online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained in the Notice.

The mailing address of the principal executive offices of the Company is 45 Oser Avenue, Hauppauge, New York 11788.

Stockholders Entitled to Vote

The Company has only one class of voting securities outstanding, its common stock, par value $0.001 per share (the “Common Stock”). All stockholders of record at the close of business on September 27, 2011 are entitled to vote at the Annual Meeting. At the close of business on September 27, 2011, a total of 22,829,984 shares of Common Stock were outstanding. Each record holder of shares of Common Stock is entitled to one vote per share. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting between 9:00 a.m. and 5:00 p.m. at the principal executive offices of the Company at the address specified above. Each share is entitled to one vote on all matters that properly come before the Annual Meeting.

Voting Procedures

If you are the record holder of your shares, you can vote in person at the Annual Meeting or by proxy in one of the following three ways:

1.	Vote by Mail: If you received your proxy materials by mail, you can vote by mail by completing, signing, dating and mailing the enclosed proxy card in the postage-paid envelope.

2.	Vote by Telephone: Call the toll-free number 1-800-690-6903. You will need to provide the control number printed on your proxy card, and follow the instructions on your card and the voice prompts.

3.	Vote over the Internet: Go to the website www.proxyvote.com. You will need to provide the control number printed on your proxy card, and follow the instructions on your card and the website.

If you vote by telephone or over the Internet, do not return your proxy card.

If you are not the record holder of your shares (i.e., they are held in “street” name by a broker, bank or other nominee), you will receive instructions from the record holder asking you how you wish to vote. Telephone and Internet voting will be offered by most brokers and banks. Please refer to the proxy card and other information provided by the record holder to see which voting options are available to you. If you wish to vote your shares in person at the Annual Meeting, you must first obtain a proxy issued in your name from the record holder.

Voting of Proxies

All valid proxies received prior to the Annual Meeting will be voted in accordance with the instructions specified by the stockholder. If a proxy card is returned without instructions, the persons named as proxy holders on your proxy card will vote in accordance with the recommendations of the Board of Directors, which are as follows:

•	FOR election of the nominated directors (Proposal 1);

•	FOR ratification of Ernst & Young LLP, as independent registered public accounting firm of the Company (Proposal 2);

•	FOR an advisory (non-binding) vote for the executive compensation of the Company’s named executive officers (Proposal 3); and

•	FOR a frequency of every three years for holding an advisory (non-binding) vote regarding executive compensation (Proposal 4).

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

Changing Your Vote

A proxy may be revoked at any time prior to its being voted by delivering written notice to the Secretary of the Company, by delivering a properly executed later-dated proxy (including by telephone or over the Internet), or by voting in person at the Annual Meeting.

Quorum

The presence, in person or by proxy, of the stockholders of a majority of the shares entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business.

Vote Required

Assuming a quorum is present:

Directors will be elected by a plurality of the votes cast in person or by proxy at the Annual Meeting.

The proposal to ratify the appointment of Ernst & Young LLP, as independent registered public accounting firm of the Company, requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

The proposal for an advisory (non-binding) vote for the executive compensation of the Company’s named executive officers requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

With respect to the proposal for the frequency of holding an advisory (non-binding) vote regarding executive compensation, the option of one year, two years or three years that receives a majority of the votes cast in person or by proxy at the Annual Meeting will be the frequency for the advisory vote on executive compensation selected by our stockholders. In the absence of a majority of votes cast in support of any one frequency, the option that receives the greatest number of votes will be considered the frequency selected by our stockholders.

Effect of Abstentions

If you vote “abstain” (rather than vote “for” or “against”) with respect to a proposal, your shares will count as present for purposes of determining whether a quorum is present but not for the purposes of determining the number of votes cast with respect to a particular proposal.

Effect of Broker Non-Votes

Depending on the proposal, your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms, which are members of the New York Stock Exchange (the “NYSE”), have the authority under the NYSE rules to cast votes on certain “routine” matters if they do not receive instructions from their customers. The proposal to ratify the appointment of the independent registered public accounting firm (Proposal 2) is considered a “routine” matter for which brokerage firms may vote shares without receiving voting instructions. Brokerage firms do not have authority under the NYSE rules to vote on non-routine matters. The election of directors (Proposal 1), the advisory (non-binding) vote on executive compensation (Proposal 3) and the advisory (non-binding) vote regarding the frequency for holding an advisory (non-binding) vote regarding executive compensation (Proposal 4) are non-routine matters. If you do not provide the brokerage firm with voting instructions on this proposal, your shares will not be voted on and are called “broker non-votes.” If any broker non-votes occur at the Annual Meeting with respect to your shares, the broker non-votes will count for purposes of determining whether a quorum is present but not for purposes of determining the number of votes cast with respect to a particular proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Election

The Board of Directors has nominated for election to the Board of Directors the eight persons named below to serve until the next annual meeting of stockholders or until their successors have been elected and qualified.

The number of directors who currently serve on the Board of Directors is eight. Each of the current directors has been nominated for, and has agreed to stand for, re-election. The Board of Directors may fill any current or future vacancy upon identification of a qualified candidate.

The Board of Directors recommends that you vote in favor of the election of each of the nominees named below as directors of the Company to serve until the next annual meeting of stockholders, and the persons named as proxies in the enclosed proxy will vote the proxies received by them for the election of each of the nominees unless otherwise specified on those proxies. All of the nominees have indicated a willingness to serve as directors, but if any nominee becomes unavailable to serve before the election, the shares represented by valid proxies will be voted in favor of the remaining nominees unless the Board of Directors nominates a substitute, in which case the proxies may be voted for the substitute.

The name, age, business experience, director qualifications and certain other information regarding each of the nominees for director are set forth on the following pages.

			Director
Director Nominee	Age	Position with the Company	Since

David E. Hershberg	74	Chairman and Chief Executive Officer	1994
Keith A. Hall	42	President and Chief Operating Officer	2009
Richard E. Caruso	65	Director(1)(2)(3)(5)	2000
Harry L. Hutcherson, Jr.	69	Director(1)(4)(5)	2003
Brian T. Maloney	57	Director(1)(2)(3)(4)(5)	2002
Jack A. Shaw	72	Director(2)(3)(4)(5)	2004
A. Robert Towbin	76	Director(5)	1997
C. J. Waylan	70	Director(1)(2)(3)(4)(5)	1997

(1)	Member of Audit Committee.

(2)	Member of Compensation Committee.

(3)	Member of Nominating and Corporate Governance Committee.

(4)	Member of Strategy Committee.

(5)	The Board of Directors has determined, based on written inquiries, that these directors are independent as defined in Section 5605(a)(2) of the NASDAQ Stock Market Rules.

David E. Hershberg founded the Company in 1994 and has been its Chief Executive Officer and Chairman of the Board of Directors since its inception. In addition, Mr. Hershberg was President of the Company from September 2008 to June 2009. From 1976 to 1994, Mr. Hershberg was the President of Satellite Transmission Systems, Inc. (“STS”), a provider of satellite ground segment systems and networks, which he founded and which became a subsidiary of California Microwave, Inc. (“CMI”), and is currently part of Narda Satellite Networks, a subsidiary of L3 Communications Corporation. From 1990 to 1994, Mr. Hershberg also served as Group President of the Satellite Communications Group of CMI, where he also had responsibility for EFData, Inc., a manufacturer of satellite communications modems, and for Viasat Technology Corp., a manufacturer of communications systems that specialized in portable and mobile satellite communications equipment. Mr. Hershberg was a director of Primus Telecommunications Group, Inc. (“Primus”) from 1995 to 2009. Mr. Hershberg holds a B.S. in Electrical Engineering from Rensselaer Polytechnic Institute, an M.S. in Electrical Engineering from Columbia University and an M.S. in Management Science from Stevens Institute of Technology.

Mr. Hershberg brings to the Board of Directors over 50 years of experience in the satellite communications industry. As the founder of the Company, he adds in-depth knowledge, strong leadership capabilities, strategic planning and mergers and acquisitions experience, an understanding of a broad range of technologies and operating expertise. He has founded or was responsible for several satellite communication companies becoming successful. During his 18 years as President and Chief Executive Officer of STS, the company became the global leader and premier company in the field of satellite communications ground station systems. Mr. Hershberg’s prior experience on the Primus board of directors provides the Company with in-depth knowledge on proper board oversight, including valuable perspectives and insights from his prior service on the Primus compensation committee. As an industry pioneer, he serves on numerous industry panels and speaks at many satellite communication conferences.

Keith A. Hall has been President and Chief Operating Officer of the Company since July 2009, and was appointed as a director in July 2009. From June 2008 to June 2009, Mr. Hall served as Senior Vice President and General Manager of Globecomm Network Services, which included Globecomm Network Services Corporation and Globecomm Services Maryland LLC. From 2003 to June 2008, he served as Vice President and General Manager of Globecomm Network Services Corporation. Mr. Hall served as Senior Director of Project Management of Globecomm Network Services Corporation from 2000 to 2003. From 1996 to 1999, Mr. Hall was employed by Globecomm Systems as a Senior Project Engineer. From 1992 to 1996, Mr. Hall was employed by STS as a Systems Engineer. Mr. Hall holds a B.S.E.E. from Auburn University and an M.B.A. from Dowling College.

As President and Chief Operating Officer of the Company, Mr. Hall brings to the Board of Directors business leadership, strategic planning and acquisition and operating experience. With over 19 years of knowledge of the satellite communications industry and his prior role serving as the Company’s Senior Vice President and General Manager of the Company’s Network Services, he has extensive experience in the growing satellite services portion of the Company’s business.

Richard E. Caruso has been a senior executive in the telecommunications and consulting industries. He is currently Vice President of Business Development of GlobalLogic, a research and development services company. Mr. Caruso served as Managing Director, Communications Industry of Tata Consulting Services, an information technology consulting and outsourcing company, during 2008. From 2004 to 2007, Mr. Caruso was Managing Director, Technology, Communications & Media Industries of BearingPoint, Inc., a provider of business consulting, systems integration and managed services. From 2001 to 2003, Mr. Caruso was a Senior Partner at TechLeaders Consulting, LLC, and an information technology consulting company. From 1999 to 2001, Mr. Caruso served as President of Hosting Solutions and Storage Networking at Nortel Networks Corporation, a global supplier of networking solutions and services. From 1994 to 1999, Mr. Caruso served as Vice President and General Manager of Global Solutions for IBM’s Communications Sector. From 1983 to 1994, Mr. Caruso held various senior executive positions with Bellcore/Telcordia, including Corporate Vice President of Technology and Industry Markets. From 1969 to 1983, Mr. Caruso held various positions at AT&T Bell Labs, most recently Executive Director of the Network Provisioning Systems Lab. Mr. Caruso holds a B.S. in Industrial Engineering from Rutgers University and an M.S. in Industrial Engineering from the New Jersey Institute of Technology.

Mr. Caruso’s current role at GlobalLogic brings to the Board of Directors business leadership, strategic planning and a market perspective. His past experience at IBM, along with other senior management positions previously held at Bellcore/Telcordia and Nortel Networks, have given him extensive experience in the communications and information technology industries. This technology experience contributes to the Board of Directors’ understanding of the impact of changing technology on the Company’s business. Mr. Caruso also provides a global business perspective, based on his leadership at IBM. He currently serves as a member of the Company’s Audit, Compensation, Nominating and Corporate Governance Committees.

Harry L. Hutcherson, Jr. has been affiliated with Navigant Consulting, Inc. (formerly, Peterson Consulting) as an independent contract consultant providing financial analytical and business consulting on various large projects since 1992. From 1977 through 1992, Mr. Hutcherson was an audit partner of Arthur Andersen LLP. Mr. Hutcherson is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants, the Greater Washington Society of Certified Public Accountants and the Virginia State Society of Certified Public Accountants. Mr. Hutcherson holds a B.S. in Accounting from the University of Richmond.

Mr. Hutcherson brings financial expertise to the Board of Directors as a former senior partner at a major international accounting firm. With his financial analytical and business consulting experience, he also brings significant management expertise to the Board of Directors. Mr. Hutcherson was nominated to serve as a director on the Company’s Board of Directors due to his extensive experience in business, finance, accounting and auditing, SEC reporting, public company management and mergers and acquisitions. Additionally, he provides the Board of Directors with consulting on risk management and fraud controls. He currently serves as the Chairman and financial expert of the Company’s Audit Committee, and is a member of the Company’s Strategy Committee.

Brian T. Maloney is currently an independent consultant in the technology and telecommunications industries. Mr. Maloney served as Chief Executive Officer of Ygomi LLC, a private equity firm, from October 2008 through October 2009. From May 2006 to January 2008, Mr. Maloney was President of Global Industries at Unisys Corporation, a worldwide information technology consulting services and solutions company. Prior to joining Unisys Corporation, Mr. Maloney was an independent consultant in the telecommunications industry from January 2005 to April 2006. From 2002 to September 2004, Mr. Maloney served as Chief Operating Officer for Perot Systems Corporation. From 1978 to 2002, Mr. Maloney held various positions with AT&T, most recently as Senior Vice President of AT&T, and as President and Chief Executive Officer of AT&T Solutions. Mr. Maloney received a B.S. in English from Hunter College and an M.A. in English from Columbia University.

As a former president and chief executive officer of AT&T Solutions, Mr. Maloney brings to the Board of Directors business leadership, strategic planning, human resources and operating experience from a large diversified company. Based on his past experiences at AT&T Solutions and as an independent consultant in the technology and telecommunications sector, he has extensive experience in the communications industry. Mr. Maloney also provides a global business perspective, based on his leadership role in global business operations at Unisys Corporation. Mr. Maloney’s recent role at a private equity firm provides the Board of Directors with capital markets, mergers and acquisitions and corporate finance expertise. He currently serves as a member of the Company’s Audit, Compensation and Strategy Committees and is Chairman of the Company’s Nominating and Corporate Governance Committee.

Jack A. Shaw is currently retired. He held various positions at Hughes Electronics Corporation (“Hughes”) from 1998 to December 2003, most recently as its President and Chief Executive Officer and as a member of its board of directors. From 1998 to 2001, Mr. Shaw served as Senior Executive Vice President of Hughes. Mr. Shaw is currently a director of Sirius XM Radio Inc. (“Sirius XM”) and is a senior member of the Institute of Electrical and Electronics Engineers. He is also on the Board of Trustees of Trine University. Mr. Shaw holds a B.S. in Electrical Engineering from Purdue University.

As a former president and chief executive officer of Hughes, Mr. Shaw brings to the Board of Directors business leadership and strategic planning, mergers and acquisitions and international operating experience. With his past experience at Hughes, and as a current director of Sirius XM, a large satellite radio company and a publicly-traded company, he has extensive experience in the satellite communications industry. His current role on the Sirius XM board of directors provides the Company with in-depth knowledge on proper board oversight, as well as valuable perspectives and insights from his service on their nominating and corporate governance and compensation committees. He currently serves as a member of the Company’s Compensation, Nominating and Corporate Governance and Strategy Committees.

A. Robert Towbin has been the Executive Vice President of Stephens Inc. since 2006, prior to which he served as a Managing Director from December 2001 to 2005. From 2000 to 2001, he was Co-Chairman of C.E. Unterberg, Towbin Co. and from 1995 to 1999 was Senior Managing Director of C.E. Unterberg, Towbin. From 1994 to 1996, Mr. Towbin was President and Chief Executive Officer of the Russian-American Enterprise Fund, a U.S. government-owned investment fund, and later, Vice Chairman of its successor fund, the U.S. Russia Investment Fund. Mr. Towbin was a Managing Director of Lehman Brothers and Co-Head of High Technology Investment Banking from 1987 to 1994. From 1959 to 1987, Mr. Towbin was Vice Chairman and a Director of L.F. Rothschild, Unterberg, Towbin Holdings Inc. and its predecessor companies. Mr. Towbin served on the board of directors of Gerber Scientific, Inc. from 1992 to 2007 and North Fork Bancorporation, Inc. from 2004 to 2006. Mr. Towbin holds a B.A. from Dartmouth College.

With over 50 years of experience in investment banking, Mr. Towbin brings to the Board of Directors relevant experience in the areas of capital markets, finance, executive leadership and mergers and acquisitions and broad international business exposure. Mr. Towbin’s prior experience on the board of directors of a number of other public companies provides the Company with in-depth knowledge on proper board oversight. With over 14 years of service, he also provides continuity to the Board of Directors.

C. J. Waylan acts as an advisor to telecommunication and satellite companies. Dr. Waylan served as Executive Vice President for GTE Mobilnet and President of GTE Spacenet Corporation (collectively, “GTE”) until his retirement in 1996. From 1996 to 1997, he was Executive Vice President of NextWave Telecom, Inc., a start-up provider of wireless communications and from 1997 to 2006, he was President and Chief Executive Officer of CCI International, NV, a mobile satellite communications company. Dr. Waylan was a member of the board of directors of Radyne Corporation (“Radyne”) from 2000 to 2008 and Chairman from 2006 to 2008 and a director of CCI International, NV from 1997 to 2006. He holds a B.S. from the University of Kansas as well as an M.S. in Electrical Engineering and a Ph.D. from the Naval Postgraduate School.

Based on Dr. Waylan’s prior executive officer roles at GTE, he brings to the Board of Directors industry experience, business leadership, strategic planning, human resources and mergers and acquisitions and operating experience. As a former Chairman of the board of directors of Radyne, a publicly-traded company, Dr. Waylan brings to the Board of Directors relevant experience in the areas of operations, management, finance, executive leadership, strategic planning and corporate governance. He also brings to the Board of Directors valuable perspectives and insights from his prior service on Radyne’s corporate governance and nominating committee and compensation committee. With over 14 years of service, he also provides continuity to the Board of Directors. He currently serves as a member of the Company’s Audit, Compensation and Nominating and Corporate Governance Committees, and is the Chairman of the Company’s Strategy Committee.

The Board of Directors recommends a vote “FOR” each of the eight nominees.

Information About the Board of Directors and Committees

Risk Oversight.  Our Board of Directors as a whole is responsible for overseeing the Company’s risk management process. The Board of Directors focuses on the Company’s general risk management strategy and the most significant risks facing the Company, and seeks to ensure that appropriate risk mitigation strategies are implemented by management. The Board of Directors has principally delegated responsibility for the management of the Company’s risk management process to the Audit Committee.

Among other duties, the Audit Committee reviews with management (a) Company processes with respect to risk assessment and management of risks that may be material to the Company, (b) the Company’s system of disclosure controls and system of internal controls over financial reporting, and (c) the Company’s compliance with legal and regulatory requirements, including its disclosure of the material risks associated with the Company and its industry. All committees report to the full Board of Directors as appropriate, including when a matter rises to the level of a material or enterprise level risk. The Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and receives information relating to material Company risks from management and from the Company’s contracts and finance departments.

Leadership Structure.  The Board of Directors and the Nominating and Corporate Governance Committee frequently review the Company’s corporate governance practices. The positions of Chairman and Chief Executive Officer are currently combined at the Company. The Board of Directors recently reviewed this structure and determined that the current structure is appropriate because the size of the Board of Directors permits regular communication among all of the independent directors, and between the independent directors and the Company’s senior management. This structure allows for information to flow to the independent directors so that they can provide meaningful input during deliberations.

Further, the Board of Directors believes that Mr. Hershberg’s service as both Chairman of the Board and Chief Executive Officer is in the best interests of the Company and its stockholders. Mr. Hershberg possesses the skills, experience and maturity in the positions, along with in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses, and is thus best positioned to develop agendas that ensure that the Board of Directors’ time and attention are focused on the matters that are most critical to the Company and its stockholders. The combined role has produced decisive leadership, helps ensure clear accountability and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s stockholders, employees, customers and suppliers, each of which the Board of Directors believes makes the Company more effective.

In light of the Board of Directors’ current determination to continue to combine the positions of Chairman and Chief Executive Officer, the Nominating and Corporate Governance Committee and the Board of Directors also discussed the potential merits of adding a lead independent director position. However, the Nominating and Corporate Governance Committee and the Board of Directors determined that such a role was not needed at this time as communication among board members and management is frequent and open and that such additional position may in fact hinder such open communication. Nonetheless, the Nominating and Corporate Governance Committee and the Board of Directors will continue to review the structure of the Chairman and Chief Executive Officer positions and the potential merits of a lead independent director position and will maintain a structure that it believes is in the best interests of the Company and its stockholders.

Committees of the Board of Directors.  The Board of Directors currently has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Strategy Committee. Each member of the Audit, Compensation, Nominating and Corporate Governance and

Strategy Committees is an independent director as defined in Section 5605(a)(2) of the NASDAQ Stock Market Rules. The current membership for each committee is as follows:

Nominating and Corporate
Audit Committee	Compensation Committee	Governance Committee	Strategy Committee

Harry L. Hutcherson, Jr. (Chairperson)	Richard E. Caruso (Chairperson)	Brian T. Maloney (Chairperson)	C. J. Waylan (Chairperson)
Richard E. Caruso	Brian T. Maloney	Richard E. Caruso	Harry L. Hutcherson, Jr.
Brian T. Maloney	Jack A. Shaw	Jack A. Shaw	Brian T. Maloney
C. J. Waylan	C. J. Waylan	C. J. Waylan	Jack A. Shaw

Audit Committee.  The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company’s independent registered public accounting firm, the scope of the annual audits, the fees to be paid to the independent registered public accounting firm, the performance of the Company’s independent registered public accounting firm and the accounting practices of the Company. The Audit Committee also serves as the Board of Directors’ Qualified Legal Compliance Committee within the meaning of Section 307 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Board of Directors has determined that Mr. Hutcherson is qualified as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of the Securities and Exchange Commission (“SEC”) Regulation S-K. The Board of Directors has determined that Mr. Hutcherson is independent, as defined in Section 5605(a)(2) of the NASDAQ Stock Market Rules. The Audit Committee held seven meetings during fiscal 2011.

Additionally, as described in the Audit Committee’s charter, the Audit Committee reviews and approves all related party transactions required to be disclosed pursuant to the rules of the SEC.

Compensation Committee.  The Compensation Committee makes recommendations to the Board of Directors in order to determine the salaries and incentive compensation of the executive officers and directors of the Company. The Compensation Committee also administers various incentive compensation and stock and benefit plans, including awards to directors and executive officers. The Compensation Committee held six meetings during fiscal 2011.

In carrying out the purposes and authorities set forth in its charter, the Compensation Committee, among other matters:

•	reviews and approves on an annual basis the corporate goals and objectives with respect to the compensation for the Company’s Chief Executive Officer and other executive officers;

•	develops and periodically assesses the Compensation Committee’s policies applicable to the Company’s executive officers and directors, including the relationship of corporate performance to executive compensation;

•	administers stock option grants and other equity-based or incentive awards under the Company’s stock and incentive compensation plans, including any performance criteria relating to the plans or awards, and otherwise assists the Board of Directors in administering awards under these plans;

•	reviews the Company’s stock and incentive compensation plans and recommends changes in such plans to the Board of Directors, as needed;

•	reviews and approves significant employment agreements, arrangements or transactions with executive officers, including any arrangements having any compensatory effect or purpose;

•	reviews and recommends to the Board of Directors appropriate director compensation programs for service as directors, committee chairs and committee members;

•	reviews and discusses with the Company’s management the Compensation Discussion & Analysis and prepares and approves the Compensation Committee Report for inclusion in the proxy statement; and

•	reviews and discusses with the Company’s management the say on pay and say on frequency disclosure in the proxy statement.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is responsible for searching for, and recommending to, the Board of Directors potential nominees for director positions, making recommendations to the Board of Directors regarding the size and composition of the Board of Directors and its committees, monitoring the Board of Directors’ effectiveness and developing and implementing the Company’s corporate governance procedures and policies. The Nominating and Corporate Governance Committee held four meetings during fiscal 2011.

In selecting candidates for the Board of Directors, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors whose terms expire at the annual meeting of stockholders desire and are qualified to continue their service on the Board of Directors. The Board of Directors is of the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure, while contributing to the Board of Directors’ ability to work as a collective body. Accordingly, it is the policy of the Nominating and Corporate Governance Committee, absent special circumstances, to nominate qualified incumbent directors who continue to satisfy the Nominating and Corporate Governance Committee’s criteria for membership on the Board of Directors and whom the Nominating and Corporate Governance Committee believes will continue to make important contributions to the Board of Directors and who consent to stand for re-election and, if re-elected, to continue their service on the Board of Directors.

If there are positions on the Board of Directors for which the Nominating and Corporate Governance Committee will not be re-nominating an incumbent director, or if there is a vacancy on the Board of Directors, the Nominating and Corporate Governance Committee will solicit recommendations for nominees from persons whom the Nominating and Corporate Governance Committee believes are likely to be familiar with qualified candidates, including members of the Board of Directors and senior management of the Company. The Nominating and Corporate Governance Committee may also engage a search firm to assist in the identification of qualified candidates.

The Nominating and Corporate Governance Committee will review and evaluate each candidate whom it believes merits serious consideration, taking into account all available information concerning the candidate, the existing composition and mix of talent and expertise on the Board of Directors and other factors that it deems relevant. In conducting its review and evaluation, the Nominating and Corporate Governance Committee may solicit the views of management and other members of the Board of Directors and may, if deemed helpful, conduct interviews of proposed candidates. The Nominating and Corporate Governance Committee requires that all candidates for the Board of Directors be of the highest personal and professional integrity and have demonstrated exceptional ability and judgment. The Nominating and Corporate Governance Committee will consider whether such candidate will be effective, in conjunction with the other members of the Board of Directors, in collectively serving the long-term interests of the Company’s stockholders. In addition, the Nominating and Corporate Governance Committee requires that all candidates have no interests that materially conflict with those of the Company and its stockholders, have meaningful management, advisory or policy making experience, have a general appreciation of the major business issues facing the Company and have adequate time to devote to service on the Board of Directors.

The Nominating and Corporate Governance Committee, in evaluating and recommending individuals to the Board of Directors for nomination as directors, and the Board of Directors, in approving director nominees, consider, among other factors, the perceived needs of the Board of Directors and the Company at that point in time. As part of the Nominating and Corporate Governance Committee’s process (in consultation with the Board of Directors) of determining the appropriate characteristics, skills and experience required for individual directors, the Nominating and Corporate Governance Committee analyzes the abilities and business experience of each nominee in order to ensure that the Board of Directors is comprised of members with a diverse range of skills and experience; however, the Board of Directors does not have a formal policy with regard to diversity in identifying director nominees. The Company also requires that a majority of its directors be independent, that at least three of the directors have the financial literacy necessary for service on the Audit Committee and that at least one of these directors qualifies as an audit committee financial expert in accordance with rules promulgated by the SEC and NASDAQ.

The Nominating and Corporate Governance Committee will consider stockholder recommendations for candidates for the Board of Directors if such recommendations are received in writing by the Nominating and Corporate Governance Committee by the due date for stockholder proposals as indicated in the Company’s proxy statement for the previous fiscal year. Such candidates will be considered using the same criteria as for other candidates, except that the Nominating and Corporate Governance Committee may consider, as one of the factors in its evaluation of stockholder recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company. A stockholder seeking to recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration should submit the candidate’s name and qualifications in writing no earlier than May 10, 2012 and no later than June 9, 2012 to the Nominating and Corporate Governance Committee at the following address: Globecomm Systems Inc., 45 Oser Avenue, Hauppauge, NY 11788, Attention: Nominating and Corporate Governance Committee.

Strategy Committee.  The Strategy Committee evaluates the Company’s proposed acquisitions and any proposals made by third parties regarding strategic transactions relating to the Company and reviews with management the development and implementation of strategic business plans. The Strategy Committee held sixteen meetings during fiscal 2011.

In carrying out the purposes and authorities set forth in its charter, the Strategy Committee, among other matters:

•	reviews with management the development and implementation of strategic business plans;

•	reviews with management and recommends to the Board of Directors, among other things, the Company’s long-term business objective, strategic business plans and acquisition strategies;

•	reviews with management any potential strategic transaction (and the integration plan and implementation milestones for such strategic transaction) and how such strategic transaction fits within the Company’s strategic business plan and acquisition strategy;

•	reviews with the Board the Strategy Committee’s recommendations with respect to any strategic transaction, including the relevant terms thereof;

•	provides the Board of Directors with such additional information and materials as it may deem necessary to make the Board of Directors aware of any issues relating to any potential strategic transaction that requires the attention of the Board of Directors;

•	after any strategic transaction, reviews with management the integration of the acquired business and whether the strategic transaction met the Company’s strategic business plans and objectives; and

•	has full access to management as necessary to carry out its responsibilities.

Committee Charters.  The Company’s Board of Directors has adopted charters for the Audit, Compensation and Nominating and Corporate Governance and Strategy Committees. Each committee reviews its charter for adequacy on an annual basis. These charters are available on the Company’s website at www.globecommsystems.com under Governance. To access, choose the Investor tab, then select Governance from the drop-down list under General Information.

Compensation Committee Interlocks and Insider Participation.  None of the individuals on the Compensation Committee has ever been an officer or employee of the Company nor have they had any relationship with the Company that requires disclosure in this proxy statement. In addition, no executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose executive officers serves as director or member of the Compensation Committee of the Company.

Communications with the Board of Directors.  Stockholders and other interested parties may communicate with the Board of Directors, the non-management directors as a group, any committee of the Board of Directors or any individual member of the Board of Directors, including the Chairperson of the Nominating and Corporate Governance Committee, by either writing the Company’s Corporate Secretary at 45 Oser Avenue, Hauppauge, New York 11788 or electronically mailing the Company’s Corporate Secretary at corpsecretary@globecomm.com. All communications will be reviewed by the Company’s Corporate Secretary, who will then forward such communications or a summary thereof to the appropriate director(s). Any communication related to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chairperson of the Audit Committee.

Attendance at Board of Director and Committee Meetings.  During fiscal 2011, the Board of Directors held eleven regular meetings and one meeting of the independent directors. Directors are expected to attend all scheduled Board of Directors and committee meetings and in no event less than 75% of such meetings annually. In fiscal 2011, all directors attended 75% or more of the (i) meetings of the Board of Directors and (ii) meetings of the Board of Directors committees on which they served, except for Mr. Caruso, who missed two audit committee meetings. The independent directors are required to have at least one regularly scheduled meeting a year without management present; in fiscal 2011 the independent directors held one meeting. All of the directors attended the Company’s 2010 annual meeting of stockholders.

Code of Ethics and Business Conduct.  The Company has adopted a Code of Ethics and Business Conduct, which applies to all employees of the Company, including its principal executive officer, principal financial officer and corporate controller. A copy of the Code of Ethics and Business Conduct is available on the Company’s website at www.globecommsystems.com under the Investor tab; select General Information from the drop-down list and then choose Governance. The Company will disclose on its website at www.globecommsystems.com, in accordance with all applicable laws and regulations, amendments to, or waivers from, the Code of Ethics and Business Conduct.

Directors’ Compensation

The compensation program for non-employee directors consists of cash retainers, committee fees, meeting fees and stock option and restricted stock awards.

From July 1, 2010 through June 30, 2011, those fees consisted of the following:

•	Retainer per director for service on the Board of Directors: $40,000 per year (each director also receives a payment of $1,500 or $750 for each in-person or telephonic meeting, respectively, which is held in addition to the scheduled quarterly meetings of the Board of Directors);

•	Audit Committee member: $10,000 per year;

•	Audit Committee Chairperson: $18,000 per year;

•	Compensation Committee member: $4,000 per year;

•	Compensation Committee Chairperson: $6,000 per year;

•	Nominating and Corporate Governance Committee member: $3,000 per year;

•	Nominating and Corporate Governance Committee Chairperson: $6,000 per year;

•	Strategy Committee member: $3,000 per year; and

•	Strategy Committee Chairperson: $6,000 per year.

These non-employee directors are also reimbursed for certain expenses incurred in connection with attendance at meetings of the Board of Directors. Directors who are also employees of the Company do not receive any compensation for their service as directors.

During fiscal 2011, Messrs. Caruso, Hutcherson, Maloney, Shaw and Towbin and Dr. Waylan were each granted a fully vested option to purchase 5,000 shares of Common Stock for their service on the Board of Directors pursuant to the Automatic Option Grant Program of the Company’s 2006 Stock Incentive Plan, as amended on August 9, 2011 (as amended, the “2006 Plan”).

As plan administrator of the 2006 Plan, the Compensation Committee may, in its discretion, grant stock from time to time to non-employee members of the Board of Directors under the stock issuance program of the 2006 Plan and grant options from time to time to non-employee members of the Board of Directors under the discretionary option grant program of the 2006 Plan, in addition to the automatic option grants provided in the 2006 Plan. The basis for such grants is the Compensation Committee’s assessment of each director’s contributions to the Company over the course of the year, as well as the competitiveness of the Company’s overall director compensation compared to similar companies in the market. During fiscal 2011, there were no stock grants to non-employee members of the Board of Directors.

Directors’ Compensation in Fiscal 2011

	Fees
	Earned
	or Paid	Option	Stock
	in Cash(1)	Awards(2)	Awards(2)	Total
Name of Director	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)

David E. Hershberg(3)	—	—	—	—
Keith A. Hall(3)	—	—	—	—
Harry L. Hutcherson, Jr.	74,500	18,764	—	93,264
Brian T. Maloney	76,500	18,764	—	95,264
Richard E. Caruso	62,750	18,764	—	81,514
Jack A. Shaw	63,500	18,764	—	82,264
A. Robert Towbin	44,500	18,764	—	63,264
C. J. Waylan	76,500	18,764	—	95,264

(1)	Reflects cash retainers, committee fees and meeting fees earned by non-employee directors for services provided during fiscal 2011. The director fees are paid on a quarterly basis. The table below shows a breakdown of the fees for fiscal 2011.

(2)	Reflects the aggregate grant date fair value for each director’s grant of stock options in the fiscal year, determined in accordance with the Financial Accounting Standards Board ASC Topic 718. The fair value of the option awards was calculated at the time of grant using a Black-Scholes option pricing model. The assumptions used in the valuation are discussed in Note 2 to our consolidated financial statements included in our annual report on Form 10-K for the year ended June 30, 2011. There were no stock awards granted to non-employee directors during fiscal 2011.

(3)	Is an employee director and, therefore, does not receive compensation for service on the Board of Directors.

The following table details the cash retainers, committee fees and meeting fees earned by non-employee directors for services provided during fiscal 2011:

				Nominating
	Board of	Audit	Compensation	and Corporate	Strategy
	Directors	Committee	Committee	Governance	Committee
	Fee(a)	Fee	Fee	Fee	Fee(b)	Total
Name of Director	($)	($)	($)	($)	($)	($)

Richard E. Caruso	43,750	10,000	6,000	3,000	—	62,750
Harry L. Hutcherson, Jr.	44,500	18,000	—	—	12,000	74,500
Brian T. Maloney	44,500	10,000	4,000	6,000	12,000	76,500
Jack A. Shaw	44,500	—	4,000	3,000	12,000	63,500
A. Robert Towbin	44,500	—	—	—	—	44,500
C. J. Waylan	44,500	10,000	4,000	3,000	15,000	76,500

(a)	There were six telephonic meetings of the Board of Directors in addition to the regularly scheduled quarterly meetings of the Board of Directors, for which an additional $4,500 was paid to each director during fiscal 2011, with the exception of Mr. Caruso, who attended five meetings and was paid an additional $3,750.

(b)	There were twelve meetings of the Strategy Committee in addition to the regularly scheduled quarterly meetings of the Strategy Committee, for which an additional $9,000 was paid to Messrs. Hutcherson, Maloney and Shaw and Dr. Waylan.

The table below shows the aggregate number of stock options and restricted stock held by non-employee directors as of June 30, 2011.

	Stock Options	Restricted Stock
Name of Director	(in shares)(1)	(in shares)(2)

Richard E. Caruso	25,000	2,000
Harry L. Hutcherson, Jr.	50,000	2,000
Brian T. Maloney	62,045	2,000
Jack A. Shaw	50,000	2,000
A. Robert Towbin	45,000	2,000
C. J. Waylan	45,000	2,000

(1)	Each of our non-employee directors is granted under our Automatic Option Grant Program of the 2006 Plan a fully vested option to purchase 5,000 shares of Common Stock of the Company on the date of each annual meeting of stockholders at which such director is re-elected to the Board of Directors.

(2)	Each of our non-employee directors was granted 3,000 shares of restricted stock of the Company during fiscal 2010, of which 1,000 shares vested during fiscal 2011.

SECURITY OWNERSHIP

The following table sets forth certain information, as of September 27, 2011, with respect to the beneficial ownership of shares of the Company’s Common Stock of (i) all stockholders known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, (ii) each director, nominee for director and the Company’s Named Executive Officers (the latter referring to the Company’s Chief Executive Officer, Chief Financial Officer, the next three most highly paid executive officers during the fiscal year ended June 30, 2011) and (iii) all current directors and executive officers of the Company as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares of Common Stock.

	Number of Shares		Percentage
	of Common Stock		of Shares
Name and Address of Beneficial Owner(1)	Beneficially Owned(2)		Outstanding

NSB Advisors LLC(3) 200 Westage Business Center Drive, Suite 228 Fishkill, NY 12524	8,989,222		39.37%
BlackRock, Inc.(4) 40 East 52nd Street New York, NY 10022	1,381,935		6.05%
Utility Service Holding Co., Inc.(5) PO Box 120 Warthen, GA 31094	1,333,186		5.84%
Dimensional Fund Advisors LP(6) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,249,840		5.47%
David E. Hershberg	770,344	(7)	3.37%
Andrew C. Melfi	131,385	(8)	*
Keith A. Hall	108,211	(9)	*
Thomas C. Coyle	68,952	(10)	*
Andrew Silberstein	34,329		*
C. J. Waylan	53,000	(11)	*
Brian T. Maloney	40,045	(12)	*
A. Robert Towbin	54,590	(13)	*
Harry L. Hutcherson, Jr.	53,000	(14)	*
Jack A. Shaw	53,000	(14)	*
Richard E. Caruso	28,000	(15)	*
All current directors and executive officers as a group (11 persons)	1,394,856	(16)	6.02%

*	Represents less than 1%.

(1)	Except as otherwise indicated, (i) the stockholders named in the table have sole voting and investment power with respect to all shares beneficially owned by them and (ii) the address of all stockholders listed in the table is c/o Globecomm Systems Inc., 45 Oser Avenue, Hauppauge, New York 11788.

(2)	The number of shares of Common Stock outstanding as of September 27, 2011 was 22,829,984. Except as otherwise indicated, amounts shown for each stockholder include (i) all restricted and unrestricted shares of Common Stock owned by each stockholder and (ii) shares of Common Stock underlying options exercisable within 60 days of September 27, 2011.

(3)	Other than the information relating to its percentage ownership of our Common Stock, based solely on information contained in a Schedule 13G/A filed with the SEC on May 6, 2011, by NSB Advisors LLC, or “NSB.” In the NSB Schedule 13G/A, NSB reported sole dispositive power of 8,989,222 shares. Based on information that NSB has provided to the Company, NSB is a money manager that invests for a broad range of clients. NSB maintains no ownership interest in the securities held by its clients and unless a client delegates proxy-voting authority to the firm, clients retain their right to vote shares. In total, NSB clients own more than 10% of the Company’s stock. However, no individual client, and no group of clients that have the authority to act as a voting bloc, own or control 10% or more of the Company’s stock in their NSB managed accounts.

(4)	Other than the information relating to its percentage ownership of our Common Stock, based solely on information contained in a Schedule 13G/A filed with the SEC on February 4, 2011, by BlackRock, Inc., or “BlackRock.” In the BlackRock Schedule 13G/A, BlackRock reported sole voting power and sole dispositive power of 1,381,935 shares.

(5)	Other than the information relating to its percentage ownership of our Common Stock, based solely on information contained in a Schedule 13G filed with the SEC on February 24, 2011, by Utility Service Holding Co., Inc., or “USHC.” In the USHC Schedule 13G, USHC reported sole voting power and sole dispositive power of 1,333,186 shares.

(6)	Other than the information relating to its percentage ownership of our Common Stock, based solely on information contained in a Schedule 13G/A filed with the SEC on February 11, 2011, by Dimensional Fund Advisors LP, or “Dimensional.” In the Dimensional Schedule 13G/A, Dimensional reported sole voting power over 1,199,942 shares and sole dispositive power over 1,249,840 shares. As stated in the Dimensional Schedule 13G/A, Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional nor its subsidiaries (collectively, the “Dimensional Entities”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Dimensional Schedule 13G/A are owned by the Funds. The Dimensional Entities disclaimed beneficial ownership of such securities in the Dimensional Schedule 13G/A.

(7)	Includes 171,000 shares of Common Stock held by Deerhill Associates, a family partnership of which Mr. Hershberg is Managing General Partner. Mr. Hershberg disclaims beneficial ownership of the shares held by Deerhill Associates except to the extent of his proportionate pecuniary interest therein. Includes 304,064 shares of Common Stock held by David Hershberg Grantor Retained Annuity Trust (“GRAT”). Mr. Hershberg disclaims beneficial ownership of the shares held by the GRAT. Includes 40,500 shares of Common Stock issuable upon the exercise of stock options.

(8)	Includes 34,900 shares of Common Stock issuable upon the exercise of stock options.

(9)	Includes 8,228 shares of Common Stock issuable upon the exercise of stock options.

(10)	Includes 8,000 shares of Common Stock issuable upon the exercise of stock options.

(11)	Includes 45,000 shares of Common Stock issuable upon the exercise of stock options.

(12)	Includes 37,045 shares of Common Stock issuable upon the exercise of stock options.

(13)	Includes 45,000 shares of Common Stock issuable upon the exercise of stock options.

(14)	Includes 50,000 shares of Common Stock issuable upon the exercise of stock options.

(15)	Includes 25,000 shares of Common Stock issuable upon the exercise of stock options.

(16)	See Notes (7) through (15) above.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s directors, certain officers and any persons holding more than ten percent of the Common Stock are required to report their ownership of the Common Stock and any changes in that ownership to the SEC and the NASDAQ MarketWatch Surveillance Department. Specific due dates for these reports have been established by the SEC, and the Company is required to report in this proxy statement any failure to file by these dates during the fiscal year ended June 30, 2011. Based solely upon a review of Forms 3, 4 and 5, and amendments thereto, furnished to the Company and written representations made by the Company’s officers and directors, the Company believes that during the fiscal year ended June 30, 2011, all filing requirements under Section 16(a) applicable to its officers, directors and persons holding more than ten percent of the Common Stock were complied with on a timely basis, except that Messrs. Caruso, Hutcherson, Maloney, Shaw, Silberstein and Towbin and Dr. Waylan did not timely file Form 4s, each with respect to a single transaction.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Officers Who Are Not Directors

Following are the Company’s executive officers who are not also directors:

Andrew C. Melfi, 58, has served as Senior Vice President since March 2009, as Treasurer since September 1997 and as Chief Financial Officer since joining the Company in January 1996. From September 1997 to February 2009, Mr. Melfi served as Vice President. From 1982 to 1995, he was the Controller of STS. Mr. Melfi holds an M.B.A. and a B.B.A. in Accounting from Dowling College.

Thomas C. Coyle, 62, has served as Senior Vice President and General Manager of Globecomm Systems since June 2008, and prior to that time, he served as Vice President and General Manager from 2003 to 2008. From 2001 to 2003, he served as Vice President of Managed Networks of Globecomm Systems and from 1999 to 2001, as Senior Director of Engineering of Globecomm Systems. From 1994 to 1998, he was Director of Systems Programs for STS. Prior to joining STS, he was employed by Norden Systems, a division of United Technologies Corp. from 1972 to 1993, where he held positions as a Radar Systems Design Engineer, Engineering Manager and Program Manager. Mr. Coyle holds a B.S.E.E. from Hofstra University.

Andrew Silberstein, 51, has served as Senior Vice President and General Manager of Globecomm Network Services since November 2009. From March 2009 to November 2009, he served as Vice President, Hosted Services of Globecomm Network Services. He also served as Managing Director of the Asia Pacific Region for the Company from September 1995 to August 2000. From September 2000 to February 2009, he was employed by Schema Inc., a global provider of network optimization software solutions, where he served as President and Chief Operating Officer. From January 1986 to August 1995, he held various management positions at STS. Prior to joining STS, he held a position at Booz Allen & Hamilton, providing technical consulting services to commercial and government clients from August 1982 to December 1985. Mr. Silberstein holds B.S. in Electrical Engineering from Rutgers University, M.S. in Electrical Engineering from Johns Hopkins University, and an Executive M.B.A in Marketing and Finance from the Technion — Israel Institute of Technology.

Named Executive Officers

Messrs. Hershberg, Hall, Melfi, Coyle and Silberstein constituted the Company’s Named Executive Officers for fiscal 2011.

Oversight and Objectives of the Executive Compensation Program

As stated in the Compensation Committee’s charter, its purpose is (i) to assist the Board of Directors in carrying out its responsibilities regarding compensation of the Company’s executive officers and directors, (ii) to evaluate the performance of the Company’s executive officers and (iii) to administer the Company’s stock and incentive compensation plans and recommend changes in such plans, as needed, to the Board of Directors.

At June 30, 2011, Globecomm had five executive officers (Messrs. Hershberg, Hall, Melfi, Coyle and Silberstein) and these individuals had a broad array of responsibilities and authority within the Company. The five individuals (Messrs. Hershberg, Hall, Melfi, Coyle and Silberstein) identified in the Summary Compensation Table below, including the Chief Executive Officer and the Chief Financial Officer, are collectively referred to in this proxy statement as the “Named Executive Officers.”

The Compensation Committee has the authority to retain compensation consultants, outside counsel and/or other advisors to provide independent advice and assistance in connection with the execution of its responsibilities. It also has the authority to obtain advice and assistance from internal and external legal, human resource or other advisors. The Compensation Committee works directly with our Vice President of Human Resources on the compensation program and receives recommendations from the Chief Executive Officer on compensation for other executive officers.

The objectives of our executive compensation program are to attract and retain executive talent, to foster excellent performance by executives whose contributions drive the success of the Company and to create value for stockholders. Our program is structured to provide a compensation package that pays better than the market median for superior performance, offers rewards to executives based on Company and individual performance and aligns the interests of management and stockholders through incentives that encourage annual and long-term results.

For the last several years, the Compensation Committee has utilized the Radford Executive Survey Report (the “Radford Survey”), which is produced by Aon Consulting, Inc., to assist in the evaluation of Globecomm’s executive compensation program and to help determine the compensation to be paid to executives. The Radford Survey provides data, by position, for base salary and for cash and equity incentives reported by participating companies. Historically, the Company has relied on the Radford Survey primarily for benchmarking compensation information. The Radford Survey has generally been relied upon because it is a recognized leader for market data in the executive compensation field. In fact, the Compensation Committee has used the Radford Survey in the past and found it to produce reliable data. Furthermore, the Compensation Committee believes that the companies it studies, given their similarities to Globecomm, provide the most meaningful competition to the Company for talent.

Benchmarking

For determination of executive compensation for fiscal year 2011, the Compensation Committee reviewed the Radford Survey’s report, which summarized compensation data (available as of April 11, 2011) from approximately 700 companies in the telecommunications products and services industry. The Radford Survey considered the following variables in processing the survey for the Company: (i) type of industry (telecommunications products and services); (ii) last fiscal year annual revenues ($200 million to $499.9 million); (iii) geographic region (the northeast portion of the United States); and (iv) job description. The Committee targeted compensation levels using the 50th percentile of the Radford Survey as a benchmark. The Compensation Committee also utilized an Equilar Inc. Survey to supplement the Radford Survey. The Compensation Committee plans to use the Radford Survey and an Equilar Inc. Survey for setting fiscal 2012 year-end salary levels; however, in the future, it may consider other benchmarking resources, either as a replacement for or supplement to the Radford Survey and Equilar Inc. Survey. In determining which benchmarking resources it will use, the Compensation Committee will consider the Company’s acquisitions and changing profile.

Components of the Compensation Program

The principal components of the Company’s compensation program consist of (i) base salaries, (ii) annual performance-based bonuses and (iii) long-term equity awards.

The Compensation Committee reviews the compensation of the Company’s executives on an annual basis, taking into account such factors as competitive compensation levels, the executive’s responsibilities, experience and contributions, and the Company’s performance. The Compensation Committee believes that a substantial portion of executive officer compensation should be tied to short-term and long-term Company performance. The Compensation Committee periodically reviews the Company’s overall executive compensation program against competitive practices and trends, and generally reviews and analyzes the Radford Survey marketplace data and other available information for comparable companies. A significant percentage of executive compensation is normally designed to be performance-based and varies from year to year based on corporate and individual performance.

Base Salary

The Company has entered into an employment agreement with each of its executive officers that establishes a minimum base salary for the executive. The salary levels are reviewed on an annual basis to ensure that they are appropriate in comparison to other companies within the industry. The salary levels are also reviewed on an annual basis in light of each individual’s responsibilities, contributions and performance. Executives are eligible for merit increases to base salary on an annual basis.

The Compensation Committee recommended, and the Board of Directors approved, salary increases for the Named Executive Officers in fiscal 2011 following a review of executive officer performance in order to improve the alignment of the compensation levels of certain executive officers to those of their peers. The salary increases for 2011 were as follows:

Named Executive Officer	Salary Increase(s)	Effective Date	New Salary

David E. Hershberg	$30,000	10/02/2010	$555,000
Keith A. Hall	55,000	10/02/2010	395,000
Andrew C. Melfi	25,000	10/02/2010	350,000
Thomas C. Coyle	20,000	10/02/2010	300,000
Andrew Silberstein	27,000	10/02/2010	257,015

Annual Incentives

The Company’s executives were generally eligible to receive annual performance-based cash bonuses in fiscal 2011.

During fiscal 2011, the Compensation Committee approved the 2011 Insider Management Incentive Plan (the “MIP” ), which was based on data obtained from the Radford Consulting and Equilar Inc. Surveys. The MIP provides for cash bonus opportunities based on a Company-wide adjusted EBITDA financial performance target for Messrs. Hershberg, Hall and Melfi. For Messrs. Coyle and Silberstein, the MIP provides for cash bonus opportunities based on financial performance targets of a Company-wide adjusted EBITDA and team operating income (collectively, the “Targets”), that are weighted 25% and 75%, respectively. If the adjusted EBITDA targets were met or exceeded, participants were eligible to receive cash bonuses based on a pre-established target percentage of their base salaries, which for fiscal 2011 ranged from 30% to 50% of base salary. An additional bonus of up to 60% to 75% of base salary for exceeding the applicable Company and team targets, subject to the Compensation Committee’s discretion. A bonus was also possible if the target performance level was not met, so long as the Company’s financial performance exceeded a threshold amount. The maximum bonus under the MIP for fiscal 2011 that Named Executive Officers could achieve ranged from 90% to 125% of base salary, depending upon the executive officer’s position, as set forth in the table below.

Messrs. Hershberg, Hall and Melfi had bonus opportunities under the MIP for fiscal 2011, subject to the Compensation Committee’s discretion, as follows:

	Target Bonus	Additional Bonus	Additional Bonus	Maximum Bonus
	Opportunity	Opportunity	Opportunity	Opportunity
Executive Officer	(as a % of Base Salary)	(as a % of Base Salary)	(as a % of Base Salary)	(as a % of Base Salary)
		Exceed target by 15%	Exceed target by 30%	Cumulative

David E. Hershberg	50%	25%	50%	125%
Keith A. Hall	40%	30%	40%	110%
Andrew C. Melfi	35%	30%	35%	100%

Messrs. Coyle and Silberstein had bonus opportunities under the MIP for fiscal 2011, subject to the Compensation Committee’s discretion, as follows:

Maximum Bonus
	Target Bonus		Additional Bonus		Additional Bonus		Opportunity
	Opportunity		Opportunity		Opportunity		(as a % of Base
	(as a % of Base Salary)		(as a % of Base Salary)		(as a % of Base Salary)		Salary)
			Exceed target by 15%		Exceed target by 30%		Cumulative
		Based on		Based on		Based on
	Based on	team	Based on	team	Based on	team
	adjusted	operating	adjusted	operating	adjusted	operating
	EBITDA	income	EBITDA	income	EBITDA	income
	(25%)	(75%)	(25%)	(75%)	(25%)	(75%)

Thomas C. Coyle	7.5%	22.5%	7.5%	22.5%	7.5%	22.5%	90%
Andrew Silberstein	7.5%	22.5%	7.5%	22.5%	7.5%	22.5%	90%

For the fiscal year ended June 30, 2011, the Company-wide adjusted EBITDA was $33,932,000, which exceeded the Company-wide adjusted EBITDA target of $29,357,000 for the same period.

With respect to Mr. Coyle, for the fiscal year ended June 30, 2011, team operating income was an operating loss of $6,640,000, which did not meet the team operating income target of an operating loss of $1,693,000 for the same period.

With respect to Mr. Silberstein, for the fiscal year ended June 30, 2011, the team operating income was $21,896,000, which exceeded the team operating income target of $19,215,000.

Based on the results for fiscal year 2011, $725,500 was allocated to the executive officers from the bonus pool. Messrs. Hershberg, Hall and Melfi each earned the full Target Bonus Opportunity in connection with the Company meeting the Company-wide adjusted EBITDA target and therefore earned 50%, 40% and 35% of base salary, respectively.

Based on the results for fiscal year 2011, Mr. Coyle received 7.5% of his base salary (which is 25% of the Target Bonus Opportunity) in connection with the Company meeting the Company-wide adjusted EBITDA target. He did not receive any additional Target Bonus Opportunity as the Company did not meet the team operating income target.

Based on the results for fiscal year 2011, Mr. Silberstein earned 7.5% of his base salary (which is 25% of the Target Bonus Opportunity) in connection with the Company meeting the Company-wide adjusted EBITDA target. Additionally, because his team operating income target was met and based on the overall performance of Globecomm Network Services segment and in the Compensation Committee’s discretion, he earned the remaining 22.5% of his Target Bonus Opportunity as well as the 22.5% Additional Bonus Opportunity tied to team operating income, and a discretionary bonus of approximately $11,000 for a total bonus equal to approximately 56% of his base salary.

In fiscal 2010, the Company adopted a Management Incentive Plan (the “2010 MIP”). The 2010 MIP provided cash bonus opportunities based on the Company’s earnings relative to a net income target approved by the Board of Directors for the 2010 fiscal year. The 2010 MIP was a discretionary plan, pursuant to which the Compensation Committee established a bonus pool in an amount not to exceed the excess of actual net income over the net income target from which to award cash bonuses to executive officers of the Company. The Compensation Committee had further discretion in the allocation of amounts from the established bonus pool among the executive officers, which it exercised based on the recommendations of Chief Executive Officer of the Company. The Chief Executive Officer’s recommendations were subject to discussion with the Compensation Committee, and the actual awards were ultimately finalized and approved by the Compensation Committee. The Compensation Committee also determined the bonus for the Chief Executive Officer pursuant to the MIP. The net income target for the fiscal year ended June 30, 2010 was $6,806,000, and the actual net income for the fiscal year was $7,902,000. Based on the results for fiscal year 2010, $402,500 was allocated to the executive officers from the bonus pool.

In fiscal year 2009, based on a recommendation from the Chief Executive Officer of the Company, the Company’s fiscal 2009 business plan, the anticipated results of operations for the Company, the downturn in the overall industry and the global economic recession, the Company suspended the executive bonuses. The base salaries of the executive officers were frozen in fiscal year 2009, and no performance-based cash bonuses were paid.

Long-Term Incentive Compensation

The Company’s executive officers may receive long-term incentive awards, such as stock options and restricted stock that link their compensation with the long-term performance of the Company, align their interests with stockholders and encourage career service. During fiscal 2011, the Compensation Committee approved general guidelines for long-term incentive awards. While the Compensation Committee may exercise its discretion in connection with awards, such guidelines generally provide for the executive officers to accumulate a range from 2.5 to 4 times their salary in restricted stock over a five year period.

Based on the annual review process, recent acquisitions, and in order to better align their interests with those of the Company’s stockholders, the Compensation Committee approved restricted stock grants to Named Executive Officers in fiscal 2011 as follows:

Named Executive Officer	Shares Granted

David E. Hershberg	35,000
Keith A. Hall	40,000
Andrew C. Melfi	30,000
Thomas C. Coyle	10,000
Andrew Silberstein	20,000

The shares of restricted stock granted in fiscal 2011 are subject to a three-year vesting schedule.

Retirement Plans

Executive officers participate in our 401(k) retirement plan under the same rules that apply to other employees, and they may elect to defer a percentage of their compensation each year subject to plan limits and caps imposed by the Internal Revenue Service (maximum contributions of $16,500 for 2011, plus make-up supplements permitted for those aged 50 and up). The Company makes a matching contribution equal to the discretionary percentage of a participating executive officer not to exceed 4% of the executive officer’s compensation. Effective January 1, 2011, the Company recommended, and the Board of Directors approved, a matching contribution to a maximum of 4% of the employee’s compensation not to exceed $5,500 per employee per calendar year.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee
Richard E. Caruso (Chairperson)
Brian T. Maloney
Jack A. Shaw
C.J. Waylan

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for Fiscal Year 2011

The table below shows the compensation, for the past three completed fiscal years, of the Chief Executive Officer, the Chief Financial Officer, the three other highest paid executive officers who were serving as executive officers on June 30, 2011. These five individuals are the Named Executive Officers for fiscal 2011.

				Non-Equity
				Incentive
			Stock	Plan	All Other
		Salary	Awards(1)	Compensation	Compensation		Total
	Year	($)	($)	($)	($)		($)
Name and Principal Position(a)	(b)	(c)	(d)	(e)	(f)		(g)

David E. Hershberg Chairman and Chief Executive Officer	2011	576,745	242,550	277,500	39,500	(2)	1,136.295
	2010	506,971	301,200	125,000	35,500		968,671
	2009	475,000	460,100	—	34,700		969,800
Keith A. Hall President and Chief Operating Officer	2011	396,400	277,200	158,000	15,000	(3)	846,600
	2010	333,231	225,900	112,500	11,750		683,381
	2009	273,418	303,365	—	10,700		587,483
Andrew C. Melfi Senior Vice President, Chief Financial Officer and Treasurer	2011	350,534	207,900	122,500	12,500	(4)	693,434
	2010	313,462	150,600	75,000	9,250		548,312
	2009	296,135	138,950	—	10,700		445,785
Thomas C. Coyle Senior Vice President, General Manager of Globecomm Systems	2011	300,849	69,300	22,500	9,500	(5)	402,149
	2010	272,308	112,950	40,000	7,000		432,258
	2009	258,782	293,605	—	10,700		563,087
Andrew Silberstein Vice President, Globecomm Network Services(6)	2011	258,707	138,600	145,000	6,000	(5)	548,307
	2010	214,624	75,300	50,000	7,000		346,924

(1)	Reflects the aggregate grant date fair value for each grant of restricted stock in the fiscal year, determined in accordance with the Financial Accounting Standards Board ASC Topic 718. The stock awards are based on the closing price of the Company’s common stock on the Nasdaq Global Market on the date on which the stock was awarded. The assumptions used in the valuation are discussed in Note 2 to our consolidated financial statements included in our annual report on Form 10-K for the year ended June 30, 2011.

(2)	Includes perquisites comprised of reimbursement for tax services and life insurance, in each case provided to Mr. Hershberg pursuant to the terms of his employment agreement, a car allowance and an employer contribution to Mr. Hershberg’s 401(k) retirement plan.

(3)	Includes perquisites comprised of reimbursement for tax services and life insurance, in each case provided to Mr. Hall pursuant to the terms of his employment agreement, a car allowance and an employer contribution to Mr. Hall’s 401(k) retirement plan.

(4)	Includes perquisites comprised of a car allowance and an employer contribution to Mr. Melfi’s 401(k) retirement plan.

(5)	The aggregate incremental cost to the Company of the perquisites to Messrs. Coyle and Silberstein in fiscal year 2011 did not on an individual basis exceed $10,000, and consequently, pursuant to SEC rules, are not disclosed.

(6)	Data for fiscal year 2009 not included, since individual was not a Named Executive Officer at that time.

Grants of Plan-Based Awards for Fiscal Year 2011

The table below provides information regarding the stock options and restricted stock granted to the Named Executive Officers during fiscal 2011.

								All Other	All Other		Grant
								Stock	Option		Date Fair
								Awards:	Awards:	Exercise	Value of
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	or Base	Stock
		Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Price of	and
		Plan Awards			Plan Awards			Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards(1)
Name	Date	($)	(#)	(#)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

David E. Hershberg	08/25/2010	—	—	—	—	—	—	35,000	—	—	242,550
Keith A. Hall	08/25/2010	—	—	—	—	—	—	40,000	—	—	277,200
Andrew C. Melfi	08/25/2010	—	—	—	—	—	—	30,000	—	—	207,900
Thomas C. Coyle	08/25/2010	—	—	—	—	—	—	10,000	—	—	69,300
Andrew Silberstein	08/25/2010	—	—	—	—	—	—	20,000	—	—	138,600

(1)	Reflects the aggregate grant date fair value for each grant of restricted stock in the fiscal year, determined in accordance with the Financial Accounting Standards Board ASC Topic 718. The terms include a three-year vesting schedule, with one-third vesting on each of the first three anniversaries of the date of grant.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information regarding the stock options and restricted stock held by the Named Executive Officers as of June 30, 2011.

		Option Awards					Stock Awards
									Equity	Equity
									Incentive	Incentive
									Plan	Plan
				Equity					Awards:	Awards:
				Incentive					Number	Market or
				Plan					of	Payout
				Awards:			Number		Unearned	Value of
				Number			of Shares	Market	Shares,	Unearned
		Number of	Number of	of			or Units	Value of	Units or	Shares,
		Securities	Securities	Securities			of Stock	Shares or	Other	Units or
		Underlying	Underlying	Underlying			That	Units of	Rights	Other
		Unexercised	Unexercised	Unexercised	Option		Have	Stock That	That Have	Rights
		Options	Options	Unearned	Exercise	Option	Not	Have Not	Not	That Have
		Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested(1)	Vested	Not Vested
Name		(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)
(a)	Grant Date	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

David E. Hershberg	01/31/2003	8,000	—	—	3.690	1/30/2013	—	—	—	—
	09/26/2003	20,000	—	—	3.350	9/25/2013	—	—	—	—
	01/05/2005	12,500	—	—	6.510	1/04/2015	—	—	—	—
	09/12/2008	—	—	—	—	—	8,334	129,677	—	—
	11/28/2008	—	—	—	—	—	3,334	51,877	—	—
	11/19/2009	—	—	—	—	—	26,667	414,939	—	—
	08/25/2010	—	—	—	—	—	35,000	544,600	—	—
Keith A. Hall	11/30/2001	4,250	—	—	4.420	11/29/2011	—	—	—	—
	01/31/2003	910	—	—	3.690	1/30/2013	—	—	—	—
	09/26/2003	68	—	—	3.350	9/25/2013	—	—	—	—
	01/05/2005	3,000	—	—	6.510	1/04/2015	—	—	—	—
	09/12/2008	—	—	—	—	—	5,000	77,800	—	—
	11/28/2008	—	—	—	—	—	2,500	38,900	—	—
	11/19/2009	—	—	—	—	—	20,000	311,200	—	—
	08/25/2010	—	—	—	—	—	40,000	622,400	—	—
Andrew C. Melfi	01/31/2003	7,400	—	—	3.690	1/30/2013	—	—	—	—
	07/21/2004	20,000	—	—	5.160	7/20/2014	—	—	—	—
	01/05/2005	7,500	—	—	6.510	1/04/2015	—	—	—	—
	11/28/2008	—	—	—	—	—	1,667	25,939	—	—
	11/19/2009	—	—	—	—	—	13,334	207,477	—	—
	08/25/2010	—	—	—	—	—	30,000	466,800	—	—
Thomas C. Coyle	09/28/2001	2,500	—	—	5.310	09/27/2011	—	—	—	—
	11/30/2001	7,500	—	—	4.420	11/29/2011	—	—	—	—
	01/31/2003	5,000	—	—	3.690	01/30/2013	—	—	—	—
	01/05/2005	3,000	—	—	6.510	01/04/2015	—	—	—	—
	09/12/2008	—	—	—	—	—	5,000	77,800	—	—
	11/28/2008	—	—	—	—	—	2,500	38,900	—	—
	11/19/2009	—	—	—	—	—	10,000	155,600	—	—
	08/25/2010	—	—	—	—	—	10,000	155,600	—	—
Andrew Silberstein	03/02/2009	—	5,000	—	4.800	03/01/2019	—	—	—	—
	11/19/2009	—	—	—	—	—	6,667	103,739	—	—
	08/25/2010	—	—	—	—	—	20,000	311,200	—	—

(1)	The value shown was determined by multiplying the number of shares of restricted stock by the closing price of our Common Stock on June 30, 2011. All shares of restricted stock include a three-year vesting schedule, with one-third vesting on each of the first three anniversaries of the date of grant, subject to accelerated vesting in certain circumstances.

Option Exercises and Stock Vested for Fiscal Year 2011

The table below provides information for the Named Executive Officers with respect to stock options exercised and restricted stock awards vested during fiscal 2011.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise(1)	Vesting	Vesting(2)
Named Executive Officer	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

David E. Hershberg	42,766	232,405	41,667	363,022
Keith A. Hall	15,852	50,238	28,501	245,936
Andrew C. Melfi	14,794	80,183	31,833	360,110
Thomas C. Coyle	—	—	22,833	197,732
Andrew Silberstein	5,000	26,000	3,333	27,564

(1)	The amounts in this column reflect the aggregate dollar amount realized upon the exercise of the options, determined by calculating the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2)	The amounts in this column reflect the aggregate dollar amount realized upon the vesting of stock determined by multiplying the number of shares of stock that vested by the market value of the shares on the vesting date.

Employment Agreements

The Company entered into employment agreements (the “Executive Agreements”) with Messrs. Hershberg (amended in January 2009) and Melfi (amended in January 2009) in October 2001 and Hall (replaced by a new agreement in July 2009) in June 2008 and Coyle (amended in January 2009) in June 2008 and Silberstein in June 2011. The Executive Agreements continue from year to year, unless terminated earlier by either party by written notice of termination given to the other party. Each Executive Agreement entitles the relevant Named Executive Officer to all employee benefits generally made available to executive officers.

The Executive Agreements specify duties and minimum compensation commitments. The Executive Agreements also provide for severance benefits in certain circumstances and impose restrictive covenants, which relate to, among other things, confidentiality and competition. The Compensation Committee determined, at the time the Executive Agreements were entered into, that the Executive Agreements were appropriate for the relevant Named Executive Officers. The contracts provide varying benefit levels based on the executive’s responsibilities, and the agreements serve as a retention device for executives who meet these requirements. The Company entered into the Executive Agreements to fully recognize the executives’ contributions, to maintain the continuity of the management team in order to assure continuous, harmonious performance of the Company’s affairs and to provide the executives with an incentive to remain with the Company.

As a result of salary increases during the terms of their Employment Agreements, as of June 30, 2011 the Company was required to compensate Messrs. Hershberg, Melfi, Hall, Coyle and Silberstein with annual base salaries of $555,000, $350,000, $395,000, $300,000 and $257,015, respectively, which amounts are reviewed annually by the Board of Directors and subject to increase at the Board of Directors’

discretion. The Named Executive Officers may also receive discretionary bonuses. Each of Messrs. Hershberg, Melfi, Hall, Coyle and Silberstein were required to devote his full-time efforts to the Company.

Potential Payments Upon Termination or Change in Control

If the Company terminates any of the Executive Agreements, other than for disability or cause, or if any Named Executive Officer terminates his employment with the Company for good reason (“Good Reason”), at June 30, 2011, the Company would have had the following obligations: (i) to continue to pay to each of Messrs. Hershberg, Melfi, Hall, Coyle and Silberstein his then applicable annual base salary for a specified period commencing upon the effective date of the termination (the “Severance Period”); the Severance Period was three years for Messrs. Hershberg, Melfi and Hall and two years for Mr. Coyle and one year for Mr. Silberstein; (ii) during each year of the Severance Period, to pay for continued health benefits up to a maximum of $2,000 per month; (iii) during each year of the Severance Period, to pay the annual automobile allowance, currently $12,000, $9,000, $9,000, $6,000 and $6,000 for Messrs. Hershberg, Melfi, Hall, Coyle and Silberstein, respectively; (iv) during each year of the Severance Period, to pay to the relevant Named Executive Officer the amount of the non-elective deferral employer contribution made under the Company’s 401(k) plan for such Named Executive Officer’s last fiscal year with the Company prior to termination of employment; (v) to pay the cost of converting the group term life insurance coverage to an individual policy and (vi) during each year of the Severance Period, to pay $2,500 for the annual professional service allowance for Messrs. Hershberg and Hall; provided that the Named Executive Officer must execute and deliver to the Company a general release as a condition of receiving the benefits and payments above.

Good Reason is defined as a material breach of the Executive Agreement by the Company, which includes a failure to pay salary or bonus, a failure to provide benefits, a requirement to travel significantly more days than in the previous calendar year (with respect to Messrs. Hershberg and Melfi), a material reduction in duties and responsibilities, a change in the reporting relationship or a relocation of the worksite to a location 75 miles or more from its current location.

The table below shows the benefits that would be payable to the Named Executive Officers under the Executive Agreements or otherwise, had each applicable Named Executive Officer been terminated without cause or for Good Reason on June 30, 2011.

					Early
					Vesting of	Vesting of
	Severance	Medical/Dental	Other	Vacation	Stock	Restricted
Named Executive Officer	Salary(1)	Continuation(2)	Benefits(3)	Payout	Options(4)	Stock(5)	Total

David E. Hershberg	$1,665,000	$52,553	$126,594	$67,326	$—	$—	$1,911,473
Keith A. Hall	1,185,000	72,000	56,322	47,917	—	—	1,361,239
Andrew C. Melfi	1,050,000	72,000	51,522	42,458	—	—	1,215,980
Thomas C. Coyle	600,000	35,036	27,948	36,392	—	—	699,376
Andrew Silberstein	257,015	24,000	12,574	—	—	—	293,589

(1)	The amounts in this column represent the aggregate base salary to be paid to the Named Executive Officers during the Severance Period.

(2)	The amounts in this column represent the aggregate amounts of medical and dental continuation coverage the Named Executive Officers would receive during the Severance Period, based on the Company’s current rates.

(3)	The amounts in this column represent the aggregate amounts the Named Executive Officers would receive during the Severance Period for (a) the automobile allowance, (b) the non-elective deferral employer contribution made under the Company’s 401(k) plan for the last fiscal year of the Company prior to the termination of employment, (c) the estimated cost to converting the group term life insurance coverage to an individual policy (d) long term disability and (e) the annual professional service allowance, which is for Messrs. Hershberg and Hall only.

(4)	The Executive Agreements do not provide for early vesting of stock options; in any event, all currently outstanding options are fully vested for each Named Executive Officer, with the exception of Mr. Silberstein who has 5,000 unvested stock options as of June 30, 2011.

(5)	The Executive Agreements do not provide for early vesting of restricted stock grants.

The benefits available to a Named Executive Officer in the event of a change in control (a “Change in Control”) differ from those available if such Named Executive Officer is terminated without cause or for Good Reason. Change in Control is defined as any person or group becoming the beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; the Company being part of a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; and during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board of Directors (including, for this purpose, any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

Pursuant to the Globecomm Systems Inc. 1997 Stock Incentive Plan and the 2006 Plan, with respect to options granted prior to its amendment in August 2011, all outstanding stock options and restricted stock held by any executive officer (as well as those held by other employees) will become fully vested upon certain changes in control of the Company.

Pursuant to the 2006 Plan, as amended, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of common stock receive securities of another corporation), all outstanding stock options and restricted stock on the date of such transaction shall pertain to and apply to the securities which a holder of the number of shares of common stock subject to such stock option or restricted stock would have received in such transaction. In the event of other transactions, the plan administrator shall have the discretion to cancel and make payment for such outstanding awards, allow delayed exercise of such awards or provide for the exchange of such awards.

If the Named Executive Officer does not provide the Company notice of resignation and remains employed by the Company through the first anniversary of a Change in Control, he would be paid a one-time bonus payment equal to 50% of his then-applicable annual base salary (the “Retention Bonus”); provided that the Named Executive Officer must execute and deliver to the Company a general release as a condition of receiving the Retention Bonus.

If, within one year after a Change in Control, a Named Executive Officer gives notice of his resignation for Good Reason due to either a material reduction in the individual’s duties or responsibilities or a change in the individual’s reporting relationship and the Company requests that he continue his employment until a date no later than the first anniversary of the Change in Control, then the Named Executive Officer will receive the severance payments and benefits described above only if he continues his employment until that date.

If the payments to a Named Executive Officer (including the value of accelerated vesting of stock options and restricted stock) in connection with a Change in Control exceed three times the individual’s five-year average compensation from the Company, the portion of the payments that exceeds one times the individual’s average compensation will be subject to a 20% excise tax. The Executive Agreements provide that the severance payments and the Retention Bonus will be reduced to the extent necessary to prevent the imposition of the excise tax, unless the Named Executive Officer would retain a greater net payment by receiving the full amount and paying the excise tax. The amount of compensation that is subject to the excise tax would not be deductible for federal tax purposes by the Company, except as described in note 6 of the table below.

The table below shows the benefits that would be payable under the 2006 Plan had there been a Change in Control on June 30, 2011.

	Early
	Vesting of	Vesting of
	Stock	Restricted
Named Executive Officer	Options(1)	Stock(2)

David E. Hershberg	$—	$1,141,093
Keith A. Hall	—	1,050,300
Andrew C. Melfi	—	700,216
Thomas C. Coyle	—	427,900
Andrew Silberstein	10,132	414,939

(1)	All currently outstanding options are fully vested for each Named Executive Officer, except for Mr. Silberstein, who has 5,000 unvested options as of June 30, 2011. The value shown is determined by multiplying the number of stock options on the date of grant by the fair value calculated in accordance with the Financial Accounting Standards Board ASC Topic 718.

(2)	The value shown was determined by multiplying the number of shares of restricted stock by the closing price of our Common Stock on June 30, 2011.

The amounts shown above are those that the Named Executive Officers would have received had there been a Change in Control on June 30, 2011, and the individual remained employed. The table below shows the benefits that would be payable to the Named Executive Officers under the 2006 Plan and the Executive Agreements, as applicable, had there been both a Change in Control and a termination of employment without cause or for Good Reason on June 30, 2011.

					Early
					Vesting of	Vesting of
	Severance	Medical/Dental	Other	Vacation	Stock	Restricted
Named Executive Officer	Salary(1)	Continuation(2)	Benefits(3)	Payout	Options(4)	Stock(5)	Total(6)

David E. Hershberg	$1,665,000	$52,553	$126,594	$67,326	$—	$1,141,093	$3,052,566
Keith A. Hall	1,185,000	72,000	56,322	47,917	—	1,050,300	2,411,539
Andrew C. Melfi	1,050,000	72,000	51,522	42,458	—	700,216	1,916,196
Thomas C. Coyle	600,000	35,036	27,948	36,392	—	427,900	1,127,276
Andrew Silberstein	257,015	24,000	12,574	—	10,132	414,939	718,660

(1)	The amounts in this column represent the current aggregate base salary to be paid to the Named Executive Officers upon termination of employment without cause or for good reason in conjunction with a change in control.

(2)	The amounts in this column represent the aggregate amounts of medical and dental continuation coverage the Named Executive Officers would receive upon termination of employment without cause or for good reason in conjunction with a change in control, based on the Company’s current rates.

(3)	The amounts in this column represent the aggregate amounts the Named Executive Officers would receive upon termination of employment without cause or for good reason in conjunction with a change in control for (a) the automobile allowance, (b) the non-elective deferral employer contribution made under the Company’s 401(k) plan for the last fiscal year of the Company prior to the termination of employment, (c) the estimated cost to converting the group term life insurance coverage to an individual policy and (d) the annual professional service allowance, which would be for Messrs. Hershberg and Hall only.

(4)	All currently outstanding options are fully vested for each Named Executive Officer, except for Mr. Silberstein, who has 5, 000 unvested stock options.

(5)	The value shown was determined by multiplying the number of shares of restricted stock by the closing price of our Common Stock on June 30, 2011.

(6)	Although the amounts listed for Messrs. Hershberg, Melfi, Hall, Coyle and Silberstein exceed three times their average compensation, the full amounts would have been paid to them since this would have provided them with the greater net amount after payment of the excise tax. The Company would have had a loss of deductibility for federal tax purposes with respect to such amounts.

In the event the Company gives notice of election not to extend the initial term or any renewal term of the Executive Agreements with any of Messrs. Hershberg, Hall or Melfi, the executive would be entitled to 3 years of severance payments and benefits,.

Certain Relationships and Related Persons Transactions

On April 8, 2011, the Company entered into an Agreement and Plan of Merger with ComSource Inc. (“ComSource”) in exchange for an initial cash purchase price of $19.9 million. The former ComSource shareholders are also entitled to receive additional cash payments of up to an aggregate of $21.0 million, subject to an earn-out based upon the acquired business achieving certain earnings milestones within 24 months following the closing. The Company paid a $250,000 advisory fee to Stephens Inc., an investment banking firm, regarding the ComSource transaction. Although the retention of Stephens Inc. was discussed with the members of the Audit Committee, the terms of the retention were not formally brought to the attention of the committee. One of our directors, A. Robert Towbin, is an Executive Vice President of Stephens Inc.

Factors Affecting Compensation

Tax Deductibility of Executive Compensation

In implementing the Company’s compensation programs, the Compensation Committee’s general policy is to consider any significant effects of Section 162(m) of the Internal Revenue Code, enacted in 1993, which generally disallows a tax deduction to publicly held companies for compensation exceeding $1.0 million paid to certain of the corporation’s executive officers. The limitation does not apply to compensation that qualifies as performance-based compensation within the meaning of Section 162(m). The compensation paid to the Company’s executive officers for the 2011 fiscal year did not exceed the

$1.0 million limit per officer. The Globecomm Systems Inc. 1997 Stock Incentive Plan and the 2006 Plan are structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under those plans with an exercise price equal to the fair market value of the option shares on the grant date, and restricted grants under those plans will qualify as performance-based compensation, and therefore will not be subject to the $1.0 million limitation.

Accounting Considerations

The Compensation Committee considers the accounting implications with respect to the executive compensation program, including the estimated cost for financial reporting purposes of equity compensation under FASB ASC Topic 718 — Stock Compensation.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the recommendation of the Audit Committee, the Board of Directors appointed Ernst & Young LLP as the independent registered public accounting firm of the Company to serve for the fiscal year ending June 30, 2012 subject to the ratification of such appointment by the stockholders at the Annual Meeting. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since November 27, 1996. A representative of Ernst & Young LLP will attend the Annual Meeting with the opportunity to make a statement if he or she so desires and will also be available to answer questions anyone may have.

The affirmative vote of a majority of the Company’s outstanding Common Stock represented and voting at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of the Company to serve for the fiscal year ending June 30, 2012.

The Board of Directors recommends a vote “FOR” this proposal.

Fees Paid to Independent Registered Public Accounting Firm

The following is a summary of the fees billed to the Company for audit, audit-related and non-audit services provided by Ernst & Young LLP to the Company for the fiscal years ended June 30, 2011 and June 30, 2010:

Fee Category	Fiscal 2011	Fiscal 2010

Audit Fees	$663,000	$430,000
Audit-Related Fees	55,000	199,000
Tax Fees	423,000	459,000
All Other Fees	—	—

Total Fees	$1,141,000	$1,088,000

Audit Fees:  Consists of the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and the effectiveness of internal controls over financial reporting and review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. During fiscal 2011 Ernst & Young LLP also performed audit services for ComSource and a foreign subsidiary.

Audit-Related Fees:  Consists of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” These services include the audit of an employee benefit plan and due diligence and accounting consultations associated with the acquisitions during fiscal 2010 and 2011.

Tax Fees:  Consists of the aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning. During fiscal 2011 the Company received assistance regarding its international tax planning and research and development tax credits.

All Other Fees:  Consists of the aggregate fees billed for products and services other than the services reported above. There were no such fees in the years presented.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by Ernst & Young LLP. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for audit services a year in advance, and any pre-approval for permissible non-audit services is detailed as to the particular service or category of services. Ernst & Young LLP and the Company’s management are required to periodically report to the Audit Committee the fees for the services performed by Ernst & Young LLP and the extent of services provided by Ernst & Young LLP in accordance with this pre-approval.

Audit Committee Report

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011, and the independent registered public accounting firm’s opinions on our consolidated financial statements and on the effectiveness of internal controls over financial reporting.

The Audit Committee has reviewed and discussed with the Company’s management the audited consolidated financial statements of the Company for the fiscal year ended June 30, 2011. In addition, the Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication With Those Charged With Governance,” as amended, which includes, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements.

The Audit Committee discussed with Ernst & Young LLP its opinion regarding the effectiveness of the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Ernst & Young LLP its independence from the Company.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 for filing with the SEC.

The Audit Committee
Harry L. Hutcherson, Jr. (Chairperson)
Richard E. Caruso
Brian T. Maloney
C. J. Waylan

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the rules adopted by the SEC thereunder, at the Annual Meeting, we are providing stockholders with a non-binding, advisory vote on our compensation program for our Named Executive Officers. This vote is colloquially referred to as “say on pay”.

Accordingly, at the Annual Meeting, stockholders will have the opportunity to vote on the following resolution:

“RESOLVED, that the stockholders of Globecomm Systems Inc. (the “Company”), in a non-binding, advisory vote, hereby approve the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s 2011 proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

This vote is non-binding. Our Compensation Committee, however, expects to take into account the outcome of the vote when considering future executive compensation decisions to the extent its members can determine the cause or causes leading to the results of this vote.

As described in detail under “Compensation Discussion and Analysis,” our executive compensation program is designed to motivate and retain our Named Executive Officers. Our Compensation Committee engages in rigorous benchmarking and analysis of our Named Executive Officers target compensation levels to ensure that our executive compensation program is competitive with the companies with which we believe we compete for executive talent. At the same time, our Compensation Committee has designed our executive compensation program to ensure that Named Executive Officers actual compensation levels are reflective of the results we achieve for our stockholders on both an annual and longer-term basis.

Stockholders are encouraged to carefully read the information set forth under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

Our Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation.” If you are a stockholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation.” If you are a beneficial owner of shares held in street name and return a signed and dated voting instruction card without marking any voting selections for this proposal, your shares will be voted “FOR” the compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation.” If you do not return your proxy card or your voting instruction card, your shares will not be voted with respect to this proposal.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF THE STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act and rules adopted by the SEC required thereunder, at the Annual Meeting, we are providing our stockholders with the opportunity to vote, on a non-binding, advisory basis, on whether the stockholder advisory vote on executive compensation should be held every one, two or three years. Stockholders also may abstain from casting a vote on this proposal. This vote is colloquially referred to as “say on frequency”.

Accordingly, at the Annual Meeting, stockholders will have the opportunity to vote on the following resolution:

“RESOLVED that the stockholders recommend, in an advisory vote, whether a non-binding stockholder vote to approve the compensation of the Company’s Named Executive Officers should occur every [one], [two] or [three] years.”

The actual interval reflected in the resolution passed at the Annual Meeting will be the frequency that receives a majority of the votes cast in person or by proxy at the Annual Meeting. In the absence of a majority of votes cast in support of any one frequency, the option that receives the greatest number of votes will be considered the frequency selected by our stockholders.

Our Board of Directors believes that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for the Company and is the optimal interval for conducting and responding to a say on pay vote for a number of reasons, including:

•	The Board of Directors believes the best way for stockholders to evaluate Company performance is over a three-year period because our executive compensation programs are designed to motivate and reward sustainable long-term performance. A three-year time horizon will provide stockholders with a long-term view of whether our executive compensation programs are achieving their objectives. In addition, because the Summary Compensation Table provides three years of compensation history, stockholders can compare compensation and performance trends since the last stockholder advisory vote.

•	Stockholders can provide the Company their views on executive compensation matters during the interval between stockholder advisory votes.

•	For awards under our long-term equity incentive compensation plans, our Compensation Committee generally utilizes a three-year performance or vesting cycle. Accordingly, it generally takes a full three years to assess the pay for performance relationship of our executive compensation. Therefore, it is both logical and appropriate to align the say on pay vote with this same three-year interval.

•	A triennial say on pay vote provides an effective timeframe for our Compensation Committee to analyze and, as appropriate, respond to stockholder feedback that can be gleaned from the say on pay vote.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board’s recommendation.

Although this advisory vote on the frequency of the say on pay vote is non-binding, the Board and our Compensation Committee will take into account the outcome of the vote when considering the frequency of future say on pay votes.

Our Board of Directors recommends that you vote “FOR” the option of “EVERY THREE YEARS,” on an advisory basis, as the interval between future advisory say on pay votes. If you are a stockholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted for a “THREE” year interval for the advisory say on pay vote. If you are a beneficial owner of shares held in street name and return a signed and dated voting instruction card without marking any voting selections for this proposal, your shares will be voted for a “THREE” year interval for the advisory say on pay vote. If you do not return your proxy card or your voting instruction card, your shares will not be voted with respect to this proposal.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Stockholders of the Company may submit proposals on matters appropriate for stockholder action at meetings of the Company’s stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in the Company’s proxy materials relating to its next annual meeting, all applicable requirements of Rule 14a-8 must be satisfied, and such proposals must be received by the Company no later than June 9, 2012. Such proposals should be delivered to the Company in writing to the following address: Globecomm Systems Inc., Attn: Corporate Secretary, 45 Oser Avenue, Hauppauge, New York 11788.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the next annual meeting, the Company must receive by June 9, 2012 a notice in writing of the intention to present the proposal. Address all notices of intention to present proposals at the next annual meeting to: Globecomm Systems Inc., Attn: Corporate Secretary, 45 Oser Avenue, Hauppauge, New York 11788.

OTHER MATTERS

The Board of Directors knows of no matters that are to be presented for action at the Annual Meeting other than those set forth above. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

Proxies will be solicited by mail and may also be solicited in person or by telephone by some regular employees of the Company. The Company may also consider the engagement of a proxy solicitation firm. Costs of the solicitation will be borne by the Company.

By Order of the Board of Directors

Paul J. Johnson
Secretary

Hauppauge, New York
October 7, 2011

GLOBECOMM SYSTEMS INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS — November 17, 2011
(This Proxy is solicited by the Board of Directors of the Company)
The undersigned stockholder of Globecomm Systems Inc. hereby appoints each of David E. Hershberg and Keith A. Hall, with full power of substitution, proxies to vote the shares of common stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of Globecomm Systems Inc. to be held at the principal executive offices of Globecomm Systems Inc., 45 Oser Avenue, Hauppauge, New York 11788, on November 17, 2011, at 10:00 a.m. (eastern standard time), or any adjournment thereof.
VOTE BY INTERNET-www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Globecomm Systems Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE-1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Globecomm Systems Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

1.	ELECTION OF DIRECTORS (for terms as described in the Proxy Statement)

Richard E. Caruso, Keith A. Hall, David E. Hershberg, Harry L. Hutcherson, Jr., Brian T. Maloney, Jack A. Shaw, A. Robert Towbin and C. J. Waylan

	☐ For All	☐ Withhold All	☐ For All Except

2.	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

	☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal to ratify the appointment of Ernst & Young LLP, as independent registered public accounting firm of the Company as described in the Proxy Statement.

3.	To approve, by non-binding vote, executive compensation as described in the Proxy Statement.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors recommends you vote 3 years on the following proposal:		3 Years	2 Years	1 Year	Abstain

4.	To recommend, by non-binding vote, the frequency of holding an advisory (non-binding) vote on executive compensation.	☐	☐	☐	☐

5.	To transact such other business as may properly come before the annual meeting.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 THE ELECTION OF THE PERSONS NOMINATED BY THE BOARD OF DIRECTORS AS DIRECTORS AND “FOR” PROPOSALS 2 AND 3 AND WITH RESPECT TO PROPOSAL 4 “FOR” A FREQUENCY OF EVERY THREE YEARS FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.
Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer.

Signature of Stockholder
Date: